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                                                                  EXHIBIT 8.1

                        [LATHAM & WATKINS LETTERHEAD]





                               February 12, 1998


United Defense Industries, Inc.
1525 Wilson Boulevard, Suite 700
Arlington, Virginia 22209-2241

     Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

     You have requested our opinion concerning the material federal income tax consequences of the exchange of 8 3/4% Senior Subordinated Notes due 2007, Series B of United Defense Industries, Inc. (the "Company") which have been registered under the Securities Act of 1933, as amended, for outstanding 8 3/4% Senior Subordinated Notes due 2007, Series A of the Company, in connection with the Registration Statement on Form S-4 filed herewith (the "Registration Statement").

     The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, we hereby incorporate our opinion with respect to the material federal income tax consequences as stated under the heading "Certain Federal Income Tax Considerations" in the Registration Statement. No opinion is expressed as to any matter not discussed therein.

     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.